Exhibit 99.1

Finish Line Announces Preliminary Second Quarter Results and Updated Fiscal 2018 Outlook

INDIANAPOLIS, August 28, 2017 – The Finish Line, Inc. (NASDAQ: FINL) today announced preliminary results for the second quarter ended August 26, 2017, and updated its outlook for the fiscal year ending March 3, 2018.

For the second quarter, consolidated net sales were $469.4 million, down 3.3% compared with the year ago period driven by a 4.6% decrease in Finish Line comparable sales. Based on the decline in sales and pressure on gross margin from increased markdowns, the company expects to report second quarter earnings per share in the range of $0.08 to $0.12.

“The marketplace for athletic footwear became much more promotional as our second quarter progressed resulting in challenging sales and gross margin trends,” said Sam Sato, Chief Executive Officer of Finish Line. “Despite these headwinds, we remained disciplined in managing our inventories and expect to end the quarter with inventory levels down approximately 7-8% compared with a year ago.”

Outlook

Based on year-to-date results and the expectation that sales and gross margin trends remain challenging through the remainder of the current fiscal year, the company now expects Finish Line comparable sales to decrease 3% to 5% versus its previous guidance for an increase in the low-single digit range. Adjusted earnings per share are now expected to be in the range of $0.50 to $0.60 for the 53-week fiscal year ending March 3, 2018, versus the previous guidance range of $1.12 to $1.23, and compared with adjusted earnings per share of $1.06 for the fiscal year ended February 25, 2017, which was a 52-week year. The company estimates that the additional week will contribute approximately $0.06 per share to fourth quarter and full year fiscal 2018 results.

For the third quarter ending November 25, 2017, the company expects Finish Line comparable sales to decrease 3% to 5% and adjusted loss per share to be in the range of ($0.32) to ($0.40), compared with an adjusted loss per share of ($0.24) for the same period last year.

For the fourth quarter ending March 3, 2018, a 14-week quarter, the company expects Finish Line comparable sales to decrease 3% to 5% and adjusted earnings per share to be in the range of $0.50 to $0.58 inclusive of the $0.06 per share contribution from the extra week, compared with earnings per share of $0.50 for the fourth quarter ended February 25, 2017, a 13-week quarter.

Sato continued, “We believe it is prudent to adjust our outlook as we expect the environment to remain highly competitive and promotional throughout the remainder of the year. In light of our disappointing second quarter results and revised projections for fiscal 2018, we will remain very disciplined in managing our expenses and inventories throughout the remainder of the year. Looking ahead, we are optimistic that the work we are doing with our vendor partners to enhance our merchandise assortments will start benefiting our top-line results early next year. At the same time, we continue to focus on building our omnichannel capabilities to strengthen our customer connections, improve our service levels and further capitalize on the shift toward digital commerce. We are also making good progress rightsizing the business to better compete in the current environment. In the past 12-months, we’ve made a number of changes that have created a more nimble organization and generated approximately $6 million in annualized savings, and over the past 2 years we’ve closed approximately 80 underperforming stores. We remain steadfastly focused on executing our strategic plan to drive increased shareholder value over the longer term.”

Finish Line plans to report actual second quarter fiscal 2018 results on September 22, 2017.

About The Finish Line, Inc.

The Finish Line, Inc. is a premium retailer that carries the latest and greatest shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line runs approximately 950 branded locations in U.S. malls and shops inside Macy’s department stores. Finish Line employs more than 14,000 associates who connect customers to sneaker culture through style and sport. Shop online at www.finishline.com or get access to everything on the Finish Line app. Also keep track of what’s fresh by following Finish Line on Instagram, Snapchat and Twitter.

Forward-Looking Statements

This news release includes statements that are or may be considered “forward-looking” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by the use of words or phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,”
“should,” “will,” “estimates,” “outlook,” “potential,” “optimistic,” “confidence,” “continue,” “evolve,” “expand,” “growth” or words and phrases of similar meaning. Statements that describe objectives, plans or goals also are forward-looking statements.

All of these forward-looking statements are subject to risks, management assumptions and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. The principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements include, but are not limited to, the company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor); the availability and timely receipt of products; the ability to timely fulfill and ship products to customers; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending as well as increases in utility, freight and product costs; product demand and market acceptance risks; deterioration of macroeconomic and business conditions; the inability to locate and obtain or retain acceptable lease terms for the company’s stores; the effect of competitive products and pricing with other local, regional, and national retailers, as well as many of its own suppliers; loss of key employees; execution of strategic growth initiatives (including actual and potential mergers and acquisitions and other components of the company’s capital allocation strategy); cybersecurity risks, including breach of customer data; a major failure of technology and information systems; and the other risks detailed in the company's Securities and Exchange Commission filings. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and Finish Line undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:
Dianna L. Boyce	Ed Wilhelm
Corporate Communications	Chief Financial Officer
(317) 613-6577	(317) 613-6914

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